FOR IMMEDIATE RELEASE

Core Molding Technologies Reports
Full Year and Fourth Quarter 2023 Results
Significant Cash Flow and Improved Returns from Fiscal 2023 Strategic Initiatives

COLUMBUS, OH, March 12, 2024 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reported financial and operating results for the fiscal periods ended December 31, 2023.

Fiscal Year 2023 Highlights

•Net sales of $357.7 million, down 5.2% from $377.4 million in the prior year; and product sales of $347.4 million, down 3.2% from the prior year. Sales declined primarily due to lower end-market demand in building products and industrial and utility verticals, partially offset by increased demand in heavy-duty truck and new program launches.
•Gross margin of $64.5 million, or 18.0% of net sales, compared to $52.4 million or 13.9% of net sales, in the prior year.
•Selling, general and administrative expenses of $38.0 million, or 10.6% of net sales, compared to $34.4 million or 9.1% of net sales, in the prior year same period.
•Operating income of $26.5 million, or 7.4% of net sales, versus operating income of $18.0 million, or 4.8% of net sales, in the prior year.
•Net income of $20.3 million, or $2.31 per diluted share, compared to net income of $12.2 million, or $1.44 per diluted share, a year ago.
•Adjusted EBITDA1 of $42.3 million, or 11.8% of net sales, compared to $31.9 million, or 8.5% of net sales, in the prior year.
•Free Cash Flow1 was $25.7 million for the year, total liquidity at year-end was $74.1 million, and the Debt to Trailing Twelve Months Adjusted EBITDA1 was less than 1 times or .54 times.

Fourth Quarter 2023 Highlights

•Net sales of $73.8 million, down 14.7% from $86.4 million in the prior year; and product sales of $72.4 million, down 12.9% from the prior year. Sales declined primarily due to lower demand from customers in building products and industrial and utilities markets.
•Gross margin of $10.9 million, or 14.8% of net sales, compared to $11.5 million or 13.4% of net sales, in the prior year.
•Selling, general and administrative expenses of $8.4 million, or 11.4% of net sales, compared to $8.6 million or 9.9% of net sales, in the prior year same period.
•Operating income of $2.5 million, or 3.4% of net sales, versus $3.0 million, or 3.4% of net sales, in the prior year.
•Net income of $2.2 million, or $0.25 per diluted share, compared to net income of $4.8 million, or $0.57 per diluted share, a year ago.
•Adjusted EBITDA1 of $6.5 million, or 8.9% of net sales, compared to $6.1 million, or 7.0% of net sales in the prior year.

1 Adjusted EBITDA, Free Cash Flow and Debt to Trailing Twelve Months Adjusted EBITDA are non-GAAP financial measures as defined and reconciled below.

David Duvall, the Company’s President and Chief Executive Officer, said, “Fiscal 2023 was a significant year where we successfully executed and completed Core’s profitability improvements and its ‘Must Win Battle’ initiative. This was our focus in 2023. I am proud of our team’s ability to improve operational performance, thereby increasing capacity and enhancing margins in 2023. We also embedded a culture of continuous improvement and expanded our leadership development and technical training programs, process optimization, and automation in our facilities across North America. Key metrics we use to gauge profitability, productivity, and efficiencies were all positive in 2023, and we made significant progress on our long-term business transformation and profitability targets. We worked diligently to achieve measurable operational plant improvements and attained significant product-line profitability goals in 2023, making our current base business model much healthier. These were all exceptional accomplishments, and I am proud of our team. Our focused execution of the Company’s strategic initiatives, coupled with disciplined asset utilization, improved the return profile of the business, and generated significant cash flows in 2023.”

John Zimmer, the Company’s EVP and Chief Financial Officer commented, “The fiscal 2023 demand environment returned to more normalized levels in 2023, as our customer inventories stabilized, and we experienced more typical seasonality, especially during the third and fourth quarters of last year. Although net sales were down for the full year, mostly due to market dynamics and tougher 2022 comparisons, we accomplished meaningful profitability goals for the year. For the year, gross margins grew to 18.0%, Adjusted EBITDA1 expanded to $42.3 million or 11.8% of sales, and we also generated free cash flow1 of $26 million for the year, a record for Core Molding. Our return on capital employed1, an important pre-tax metric for Core Molding, was 16.4% for 2023, demonstrating our progress in improving the overall return profile of the business.”

2023 Capital Expenditures

The Company’s capital expenditures for 2023 were $9.1 million, including $2.2 million of capacity expansion and automation investments. The Company plans for 2024 capital expenditures of approximately $13 million to meet current demand and allow for expansion.

Financial Position at December 31, 2023

The Company’s total liquidity at the end of 2023 was $74.1 million, with $24.1 million in cash, $25.0 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the Company's capex credit facility. The Company’s term debt was $23.0 million at December 31, 2023. The Debt to Trailing Twelve Months Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal year.

1Debt to Trailing Twelve Months Adjusted EBITDA, Adjusted EBITDA and return on capital employed are metrics and non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the fiscal year ended December 31, 2023. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through March 19, 2024, by calling (877) 344-7529 and using passcode ID: 1304077#. The live webcast of the call will also be available for replay later on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; general macroeconomic, social, regulatory and political conditions, including uncertainties surrounding volatility in financial markets; changes in the plastics, transportation, marine and commercial product industries (including changes in demand for production), efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements; the Company’s initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations; the Company’s financial position or other financial information; and other risks and uncertainties described in the Company’s filings with the SEC. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
John Zimmer
Executive Vice President & Chief Financial Officer
jzimmer@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net sales:
Products	$72,439	$83,143	$347,375	$358,701
Tooling	1,339	3,300	10,363	18,675
Total net sales	73,778	86,443	357,738	377,376

Total cost of sales	62,841	74,896	293,218	324,974

Gross margin	10,937	11,547	64,520	52,402

Selling, general and administrative expense	8,420	8,573	37,983	34,399

Operating income	2,517	2,974	26,537	18,003

Other income and expense
Loss due to the extinguishment of debt	—	—	—	1,582
Interest expense	175	449	1,011	1,960
Net periodic post-retirement benefit	(63)	(31)	(220)	(124)
Total other income and expense	112	418	791	3,418

Income before income taxes	2,405	2,556	25,746	14,585

Income tax (benefit) expense	223	(2,276)	5,422	2,382

Net income	$2,182	$4,832	$20,324	$12,203

Net income per common share:
Basic	$0.25	$0.57	$2.37	$1.44
Diluted	$0.25	$0.57	$2.31	$1.44

Core Molding Technologies, Inc.
Product Sales by Market
(unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Medium and heavy-duty truck	$40,626	$41,641	$181,376	$158,649
Power sports	20,115	21,666	84,688	84,727
Building products	1,879	5,027	28,743	41,038
Industrial and Utilities	4,231	5,735	23,658	27,988
All Other	5,590	9,344	28,910	46,299
Net Product Revenue	$72,441	$83,413	$347,375	$358,701

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	Year Ended December 31,
	2023	2022
Assets:
Current assets:
Cash and cash equivalents	$24,104	$4,183
Accounts receivable, net	41,711	44,261
Inventories, net	22,063	23,871
Prepaid expenses and other current assets	15,001	8,350
Total current assets	102,879	80,665

Right of use asset	3,802	5,114
Property, plant and equipment, net	81,185	83,267
Goodwill	17,376	17,376
Intangibles, net	6,017	7,619
Other non-current assets	2,118	4,574
Total Assets	$213,377	$198,615

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,468	$1,208
Revolving debt	—	1,864
Accounts payable	23,958	29,586
Contract liabilities	5,204	1,395
Compensation and related benefits	10,498	9,101
Accrued other liabilities	5,058	7,643
Total current liabilities	46,186	50,797

Other non-current liabilities	3,759	3,516
Long-term debt	21,519	22,986
Post retirement benefits liability	2,960	5,191
Total Liabilities	74,424	82,490

Stockholders' Equity:
Common stock	86	84
Paid in capital	43,265	40,342
Accumulated other comprehensive income, net of income taxes	5,301	3,053
Treasury stock	(31,768)	(29,099)
Retained earnings	122,069	101,745
Total Stockholders' Equity	138,953	116,125
Total Liabilities and Stockholders' Equity	$213,377	$198,615

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$20,324	$12,203
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,912	11,884
Deferred income tax	2,473	(3,469)
Share-based compensation	2,923	2,329
Loss on the disposal of assets	80	—
Loss on extinguishment of debt	—	1,234
Losses (Gain) on foreign currency	(58)	396
Change in operating assets and liabilities:
Accounts receivable	2,550	(9,000)
Inventories	1,808	1,258
Prepaid and other assets	(5,825)	928
Accounts payable	(4,916)	5,999
Accrued and other liabilities	3,551	(4,067)
Post retirement benefits liability	(980)	(713)
Net cash provided by operating activities	34,842	18,982
Cash flows from investing activities:
Purchase of property, plant and equipment	(9,100)	(16,588)
Proceeds from sale of property, plant and equipment	—	—
Net cash used in investing activities	(9,100)	(16,588)
Cash flows from financing activities:
Gross borrowings on revolving loans	37,098	165,172
Gross repayment on revolving loans	(38,962)	(167,732)
Proceeds from term loan	—	25,000
Payment on principal of term loans	(1,288)	(25,913)
Payment of deferred loan costs	—	(402)
Payments for taxes related to net share settlement of equity awards	(2,669)	(482)
Net cash used in financing activities	(5,821)	(4,357)
Net change in cash and cash equivalents	19,921	(1,963)
Cash and cash equivalents at beginning of year	4,183	6,146
Cash and cash equivalents at end of year	$24,104	$4,183
Cash paid for:
Interest	$1,234	$1,677
Income taxes	$5,250	$6,649
Non cash investing activities:
Fixed asset purchases in accounts payable	$298	$868
Non cash financing activities:
Deposit used in payment of principal on term loans	$—	$1,200

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) plant closure costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment and net working capital. Return on capital employed represents earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA, Free Cash Flows, Debt to Trailing Twelve Months Adjusted EBITDA and Return on Capital Employed because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, Cash Flow from Operating Activities to Free Cash Flow and Net Income per Share to Adjusted Net Income per Share, the most directly comparable GAAP measures, and Return on Capital Employed, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income	$2,182	$4,832	$20,324	$12,203
Provision (benefit) for income taxes	223	(2,276)	5,422	2,382
Total other income and expenses(1)	112	418	791	3,418
Depreciation and amortization	3,315	2,457	12,831	11,603
Share-based compensation	700	624	2,923	2,329
Adjusted EBITDA	$6,532	$6,055	$42,291	$31,935

Adjusted EBITDA as a percent of net sales	8.9%	7.0%	11.8%	8.5%

(1)Includes interest expense, loss due to extinguishment of debt and non-cash periodic post-retirement benefit cost

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

Trailing Twelve Month Adjusted EBITDA
Net income	$20,324
Provision for income taxes	5,422
Total other expenses(1)	791
Depreciation and amortization	12,831
Share-based compensation	2,923
Adjusted EBITDA	$42,291

Total Outstanding Term Debt as of December 31, 2023	$22,987

Term debt to Trailing Twelve Months Adjusted EBITDA	0.54

(1)Includes interest expense and non-cash periodic post-retirement benefit cost

Core Molding Technologies, Inc.
Computation of Return on Capital Employed
Fiscal Year Ended December 31, 2023 and 2022
(unaudited, in thousands)

	2023	2022
Equity	$138,953	$116,125
Structure debt	22,987	26,058
Total structured investment	$161,940	$142,183

Operating income	$26,537	$18,003
Return on capital employed	16.4%	12.7%

Core Molding Technologies, Inc.
Free Cash Flow
Fiscal Year Ended December 31, 2023 and 2022
(unaudited, in thousands)

	2023	2022
Cash flow provided by operations	$34,842	$18,982
Purchase of property, plant and equipment	(9,100)	(16,588)
Free cash flow surplus	$25,742	$2,394

Core Molding Technologies, Inc.
Adjusted Net Income per Share
(unaudited, in thousands)

	Three Months Ended December 31,
	2023	2022
Net Income	$2,182	$4,832
U.S. federal valuation allowance reversal	$—	$(2,363)
Adjusted net income	$2,182	$2,469

Weighted average common shares outstanding - basic	8,653,000	8,417,655
Weighted average common and potentially issuable common shares outstanding- diluted	8,878,000	8,497,028

Net income per share - basic	$0.25	$0.57
U.S. federal valuation allowance reversal	—	(0.28)
Adjusted net income per share - basic	$0.25	$0.29

Net income per share - diluted	$0.25	$0.57
U.S. federal valuation allowance reversal	—	(0.28)
Adjusted net income per share - diluted	$0.25	$0.29